Exhibit 10.1

CONVENIENCE TRANSLATION FROM THE ORIGINAL IN ITALIAN

For the attention of Mr.
ALGHISI Andrea
Via Dellaca 2
15057 TORTONA -AL-

Cherasco, February 17th  2016

Subject: Employment contract

This document provides information on the conditions that apply to the contract or to the employment according to the Legislative Decree n.152/97 and the processing of personal data according to the Legislative Decree n. 196/2003

Identity of the parties

Company: M.T.M. Srl.  Headquarters: CHERASCO -  via La Morra 1
Here represented by its legal representative and Director Mr. COSTAMAGNA Mariano

Mr. ALGHISI Andrea.
___________________________________________________________________________________________________________

Workplace

The workplace will mainly be Cherasco. It is understood the Company has the right to assign the employee duties and tasks outside the indicated workplace. Additionally, considering the peculiarity of the tasks assigned to the employee and the fact that MTM Srl is part of the Fuel Systems Solutions, Inc. Group, the employee may also be required to carry on his activities at the premises of the foreign offices and subsidiaries of all the companies belonging to the MTM Srl and Fuel Systems Solutions Inc. groups.

Effective Employment Date:

Monday February 22nd, 2016

Length of Employment:

Open-ended or “indefinite” employment contract
(Art. 1, comma 1, D.Lgs. n. 81/2015; D.Lgs. n. 23/2015)

Position, employee category and duties:

According to the art. 2095 of the Civil Code and to what is established in the current C.C.N.L. for Industrial Managers, the employee will be hired in the Industrial Managers category.
His duties will be those of: Senior Strategist to the MTM Srl  CEO

Tasks and Responsibilities.

•	Identify and submit to the CEO strategies for growth, and support the decision-making processes in the areas of production, purchasing, sales and planning of operations.

•	Coordinate and manage relations among the Company, Fuel Systems Solutions, Inc. and all other group entities

•	All other activities useful or necessary to identify, coordinate, manage and develop operating guide lines and strategic projects for business development, in agreement with and support of the CEO

In compliance with the provisions of Art 2103 of the Civil Code, the Company can at any time assign the employee different and/or additional tasks, duties and responsibilities, even replacing some of those mentioned above, that will be coherent and compatible with the professional background and qualification of the employee.

Initial Salary

Gross Annual Salary	€ 400.000,00 ( four hundred thousand euro )

Bonus Extra	The executive will be entitled to an annual bonus in accordance with Company policies.

CONVENIENCE TRANSLATION FROM THE ORIGINAL IN ITALIAN

Long-term program	The executive will be included in the LTP program (restricted stock unit plan) for FSS Executive members.

The above mentioned salary includes all accessory amounts established by the current C.C.N.L. such as, by way of example, the travel allowance.
In case of travel outside the Company area (Cherasco) all incurred expenses will be refunded if appropriately documented.

Working Hours:
As per contract

Holidays:
The employee will have a yearly holiday period in accordance with the C.C.N.L for Industrial Managers. Holiday periods will have to take into consideration the organization and/or production needs of the company and coordinating the same with his hierarchical Manager.

Employee’s duties:
This employment contract is fiduciary so the employee commits himself and agrees according to art. 2104 cc to carry out the assigned tasks and duties with the highest care and to keep an attitude consistent with the role he has been assigned.
During the contract, the employee must fulfill the duty of loyalty as per art. 2105 c.c., refraining therefore from business dealing personally or on behalf of third parties in competition with the company. He must maintain a behavior that will not create or be in conflict with the duties assigned by the Company, avoiding to create a conflict of interest.
Stated all above, additionally the employee will have to:
- Except in case of illness, injury or other problem, dedicate all his time and attention to the tasks assigned by the company in the working hours and during additional hours reasonably requested by the company
- Fairly and faithfully work and behave for the company at the best of his possibilities, knowledge, powers and capabilities and will have to carry out all possible efforts to promote the company business and interest.
- NOT give interviews or release information to any source without prior written consent of the company
The violation of the points listed in “Employee’s duties” integrates as expressly agreed by the parties, the termination provisions “for cause” pursuant to art. 2119 cc.

Supplementary Health care: the Company and the Manager agree to enroll at FASI. The Executive will communicate the company the number he has been assigned by the previous company he was working with.

Supplementary Social Security benefit: the Company and the Manager agree to enroll the PREVINDAI. The Executive will communicate the company the number he has been assigned by the previous company he was working with.

Fringe benefits: the Executive will have a segment D - vehicle for “mixed use”, a smartphone for business calls and a notebook. Moreover he will be integrated in the long-term benefit plan for Executives (restricted stock unit plan) as agreed for Executive members of Fuel Systems Solutions Inc

Life Insurance Policy: the Company will stipulate with the manager as beneficiary, a policy to cover and grant, in case of death or permanent invalidity, for reasons other than injury or professional illness, a sum, additional to the normal leaving indemnities, according to according to the specifications provided by the applicable C.C.N.L. for Industrial Managers.

Accident Policy: the Company will stipulate, with the manager as beneficiary, a policy that in case of injury occurred even not during the working hours or while operating for the company and in case of professional illness, will grant him the benefits according to the specifications provided by the applicable C.C.N.L. for Industrial Managers.

Exclusivity:
Except in case of written permission from the Company, the employee assumes the exclusivity obligation so that in the course of employment he can not carry out work and/or non-work activities (both autonomously or subordinated) with or without payment, on behalf or in any case in favor of third parties, both in case these latter are competitors of the company or are in a conflict of interest with the company, that as per the content and/or quantity of time needed or required, could affect the performance of the employee commitment towards the company itself and the duties/tasks undertaken signing the employment contract.
The violation by the employee of this obligation integrates as expressly agreed by the parties, the termination provisions “for cause” pursuant to art. 2119 cc.

Obligation of care, confidentiality and fairness:

The employee recognizes that all the information he will receive or that comes to his attention during the contract or while carrying out any task he will be assigned, are strictly confidential, also pursuant to art. 2105 of the Italian Civil Code, and constitute a secret in accordance with articles 622 and 623 and exclusively belong to the Company

Other Applicable conditions

For all matters not covered by this contract please refer to the rules provided by the Law and CCNL Industrial Managers until the rules established for the category are adopted by the Company.

CONVENIENCE TRANSLATION FROM THE ORIGINAL IN ITALIAN

Company Regulations:
The employee will have to follow the Regulations and internal rules and practices of the Company, and all are intended as known and accepted if the employee has not advanced written exceptions.

Company Stamp and signature

/s/ Mariano Costamagna

Acceptance: I acknowledge receipt of the employment letter in accordance with the copy herewith and I accept it in its entirety. The role and category assigned are those I asked for and expected. I declare to be perfectly aware of the disciplinary rules concerning offences, challenge procedures and penalties contained in the Civil Code, law 300/1970 (art. 7) and the Collective Agreement

(date and signature of employee)

/s/ Andrea Alghisi

CONVENIENCE TRANSLATION FROM THE ORIGINAL IN ITALIAN

Annex to the Employment Agreement for Mr. Andrea Alghisi

NON COMPETITION AGREEMENT

AGREEMENT

Between the Company M.T.M. S.r.l. located in Cherasco – via La Morra  n° 1 and Mr. Andrea Alghisi hired to cover the role of  Chief Operating Officer of Fuel Systems Solutions Inc

IT IS AGREED THAT
This NON COMPETITION AGREEMENT, pursuant to art. 2125 c.c , is as hereunder indicated:

1.	SUBJECT OF THE NON COMPETION AGREEMENT

Mr. Andrea Alghisi undertakes not to carry out, in any form, either directly or indirectly, on his own or on behalf of third parties, both as employee or consultant and in any form, with or without bonds of subordination or profit, any activity that can be in competition with M.T.M. S.r.l. with regard to the products manufactured or marketed by the same.
Therefore he cannot offer his services as indicated above to companies or people exercising the activity of production, installation and sale of LPG and CNG equipment for automotive use that are currently manufactured or that will be manufactured and/or in a design phase at M.T.M. Srl at the time of the resolution of the employment agreement.
The present agreement constrains Mr. Andrea Alghisi not to spread news and information related to the intangible assets of the company, to the products, technologies, production processes, know-how, commercial strategies and company policies.

2.	START DATE AND LENGTH.

The prohibition described in paragraph 1 above will last for 1 year (one) following the termination of the employment relationship with M.T.M.  S.r.l.

3.	TERRITORIAL LIMITATION.

The prohibition applies to all activities indicated in paragraph 1 above performed by companies located and/or operating in Italy and in other European countries.

4.	REMUNERATION

As remuneration for the Non-Competition Agreement M.T.M. S.r.l. will pay Mr. Andrea Alghisi the gross amount of Euro 140,000   (One hundred and forty thousand euro), to be paid in twelve installments starting from day 1 of the month following the termination of his previous employment relationship, through bank transfer to the account indicated for the payment of his salary.

The Non-Competition Agreement is of course additional to all loyalty obligations as per art. 2105 c.c.

Cherasco, February 17th 2016

Employee Signature	MTM srl
/s/ Andrea Alghisi	/s/ Mariano Costamagna

Dear Mr. Alghisi,

Further to the understanding reached between us, we are pleased to confirm to you the following:

With reference to the employment contract for the Manager position signed today, that is considered unchanged and fully in force, the Company informs you that, in consideration of your experience in multinational environments and the interest of the Company and the Group to deploy for the best your technical and managerial competence and skills, and as agreed between us, your activities will extend to the Fuel Systems Solutions Inc group (“FSS”) at a global level. In particular, acting in full compliance with applicable laws and regulations, the Company will promptly put you in a position to assume the role of Chief Operating Officer of FSS and therefore to carry out the activities as indicated hereunder.

-	Assure the correct integration of the various entities inside FSS;
-	Coordinate production, purchasing, sales, operative activity planning in order to achieve the results defined by FSS BOD (Board of Directors)
-	Submit to the FSS CEO the strategic lines to improve the Group’s growth.
-	Be responsible for the yearly budget of the Group (operating and financial): therefore
o	Anticipate, plan and develop an organization structure and the needs in terms of employees to support the strategic plans, in coherence with FSS BOD directives.
o	Coordinate production and R&D projects of all FSS legal entities
o	Identify and coordinate the application of appropriate procedures and policies for salaries and wages in FSS, fairly and prudent, within the guidance and the budget, in line with FSS BOD directives.
o	Implement FSS procedures and policies
-	Coordinate communication and implementation of the Group’s strategic plans and goals.
-	Coordinate FSS efforts to identify and evaluate new businesses and other strategic initiatives in line with FSS BOD directives.
-	Monitor and evaluate the performance of the General Managers of all the legal entities in accordance with FSS performance Appraisal Policy
-	Promote communication among the operating management groups of the Group’s companies, affiliates and associates.
-	Work towards providing solutions to solve internal and external conflicts within FSS
-	Ensure that the General Managers of the affiliates and associates act in accordance to FSS “Responsibility Matrix”

You may be asked by the FSS CEO to assist and/or represent FSS to the public community or to investors, in compliance with the terms of legislation in force in the relevant jurisdiction. Notwithstanding any such involvement, and in any case, it is understood that in carrying out the above activities you will NOT act as a General Manager of any of the legal entities of the group, nor as a director of FSS or of any legal entity within the FSS group and that you will not receive additional compensation in any way and in any jurisdiction.

The above is intended to be valid provided that any specific requirement regarding your person and your professional profile will remain unchanged as required by current regulations in the specific jurisdictions involved.

We trust all the above is in accordance with the agreement we have reached and our common plans and projects. In this case, we ask you to sign and return copy of the present letter with date and signature for acceptance of the above.

Very truly yours

Cherasco, February 17th 2016

M.T.M. srl
For Acceptance
the President
Mariano Costamagna	/s/ Andrea Alghisi
/s/Mariano Costamagna

Cherasco February 17th, 2016

Dear Mr. Alghisi

Further to the understanding reached between us, we are pleased to confirm to you the following:

With reference to the employment contract for the Manager position signed today, that is considered to be unchanged and fully in force, we confirm to you that, as agreed, your compensation package will include your participation in the Fuel Systems Solutions Inc. Long Term Incentive Program for Managers. In particular, the Company will promptly request, acting in full compliance with applicable laws and regulations, execution by the Parent company of a “Restricted Stock Unit Agreement” in your favor, the effectiveness of which, however, will be subject to the prior consent of Westport Innovations Inc., in compliance with the Merger Agreement dated September 1, 2015.

We trust all the above is in accordance with the agreement we have reached. In this case, we ask you to sign and return copy of the present letter with date and signature for acceptance of the above.

Very truly yours
For Acceptance

M.T.M. srl Mariano Costamagna	Mr. Andrea Alghisi
Presidente
/s/ Mariano Costamagna	/s/ Andrea Alghisi